Ex.) 28 (d)(7)

December 17, 2015

Mr. Chad C. Hallett

Treasurer and Principal Financial Officer

SSGA Funds

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111

RE: SSGA Funds Waiver and Reimbursement Agreement

Dear Mr. Hallett:

SSGA Funds Management, Inc. (“SSGA FM”), as investment adviser to each series of SSGA Funds (each a “Fund”), agrees until December 31, 2016 to (i) waive up to the full amount of the advisory fee payable by a Fund, and (ii) to reimburse a Fund (exclusive of non-recurring account fees, extraordinary expenses, acquired fund fees and distribution, shareholder servicing and sub-transfer agency fees, as measured on an annualized basis) to the level of the expense limitation for each Fund in the amounts shown in the following table:

Fund	Expense Limitation
SSGA Clarion Real Estate Fund	0.75%
SSGA Disciplined Emerging Markets Equity Fund	1.00%
SSGA International Stock Selection Fund	0.75%
SSGA Dynamic Small Cap Fund	0.85%
SSGA Enhanced Small Cap Fund	0.50%
SSGA High Yield Bond Fund	0.50%
SSGA S&P 500 Index Fund	0.096%
SSGA Money Market Fund	0.32%
SSGA U.S. Government Money Market Fund	0.32%
SSGA U.S. Treasury Money Market Fund	0.16%
SSGA Prime Money Market Fund	0.15%

In addition, SSGA FM agrees until December 31, 2016 to the following management fee waivers on an annual basis for certain Funds in the amounts shown in the following table:

Fund	Management Fee Waiver
SSGA U.S. Treasury Money Market Fund	0.05% of 0.15% management fee
SSGA Prime Money Market Fund	0.05% of 0.15% management fee

Prior to December 31, 2016 these agreements may not be terminated with respect to a Fund without the prior approval of the Board of Trustees of SSGA Funds. These agreements may, at SSGA FM’s option, be continued after December 31, 2016.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Ex.) 28 (d)(7)

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

/s/ Ellen M. Needham
By:
Ellen M. Needham, President

Accepted and Agreed:

SSGA FUNDS, on behalf of the Funds named above

/s/ Chad C. Hallett
By:
Chad C. Hallett
Treasurer and Principal Financial Officer